Free Writing Prospectus

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement

dated May 12, 2020

To the Prospectus dated February 25, 2020

Registration Statement No. 333-236611

Moody’s Corporation

Pricing Term Sheet

May 12, 2020

Issuer:	Moody’s Corporation
Trade Date:	May 12, 2020
Settlement Date:	May 20, 2020 (T+6)
Ratings:*	BBB+ by Standard & Poor’s Rating Services BBB+ by Fitch Ratings

3.250% Senior Notes due 2050 (the “Notes”)

Principal Amount:	$300,000,000
Maturity Date:	May 20, 2050
Coupon:	3.250%
Benchmark Treasury:	2.375% due November 15, 2049
Benchmark Treasury Price and Yield:	124–08 / 1.373%
Spread to Benchmark Treasury:	+195 basis points
Yield to Maturity:	3.323%
Public Offering Price:	98.621%
Interest Payment Dates:	May 20 and November 20, commencing November 20, 2020
Make-whole Call:	Callable at any time at the greater of par and the make whole redemption price (Treasury plus 30 basis points)
Par Call:	Callable on or after November 20, 2049, the date that is six months prior to the Maturity Date, at a redemption price equal to 100% of the principal amount of the notes being redeemed
CUSIP/ISIN:	615369AT2 / US615369AT23
Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC
Co-Managers:

Barclays Capital Inc.

MUFG Securities Americas Inc.

TD Securities (USA) LLC

Citizens Capital Markets, Inc.

Fifth Third Securities, Inc.

HSBC Securities (USA) Inc.

Scotia Capital (USA) Inc.

U.S. Bancorp Investments, Inc.

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*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the Notes will be made to investors on or about May 20, 2020, which will be the sixth business day following the date of pricing of the Notes (such settlement being referred to as “T+6”). Under Rule 15c6-1 under the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the second business day before the delivery of the Notes will be required, by virtue of the fact that the Notes will initially settle in T+6, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the second business day before their date of delivery should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. (1-800-294-1322), Citigroup Global Markets Inc. (1-800-831-9146) or J.P. Morgan Securities LLC (1-212-834-4533).

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via Bloomberg or another email system.